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                                                                     EXHIBIT 8.1

                          [ARTHUR ANDERSEN LETTERHEAD]


July 13, 1998

Board of Directors
Christiana Companies, Inc.
700 North Water Street, Suite 1200
Milwaukee, Wisconsin  53202

Board of Directors
EVI Weatherford, Inc.
5 Post Oak Park, Suite 1760
Houston, Texas  77027-3415

Re: Merger of Christiana Companies, Inc. and Christiana Acquisition, Inc., a newly formed subsidiary of EVI Weatherford, Inc.

Gentlemen:

You have requested our opinion regarding certain federal income tax consequences of the acquisition of all of the outstanding shares of Christiana Companies, Inc. ("Christiana") common stock by EVI Weatherford, Inc. ("EVI") in a transaction in which Christiana Acquisition, Inc. ("Sub"), a newly formed Wisconsin subsidiary of EVI, will be merged (the "Merger") with and into Christiana, and as a result thereof the holders of Christiana common stock will receive shares of EVI voting common stock, cash and a contingent cash payment.

In rendering our opinion, we have relied upon the accuracy and completeness of the facts, assumptions and representations (without regard to any limitation based on knowledge or belief)

   (i)   set forth herein
   (ii)  contained in the documents listed on Exhibit A to this opinion, and
   (iii) set forth in the representation letters, dated July 13, 1998, signed by appropriate officers of Christiana, EVI and Sub (attached as Exhibit B).

Christiana, EVI and Sub have represented that such facts, assumptions and representations are true, correct and complete. However, we have not independently audited or otherwise verified any of these facts, assumptions or other representations. A misstatement or omission of any fact or a change or amendment in any of the facts, assumptions or representations we have relied upon may require a modification of all or a part of this opinion. In addition, our opinion is based on the facts as represented to us as of the date of this letter. Any changes in the facts or form of the transactions between the date of this letter and the actual closing of the transactions may require a modification of all or part of this opinion. We have no responsibility to update this opinion for events, transactions, circumstances or changes in any of the facts, assumptions or representations occurring after this date.
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Board of Directors
Page 2
July 13, 1998

Premise of Opinion

Our opinion is expressed only with respect to what we considered to be the material federal income tax consequences of the Merger under the conditions described herein. The opinion expressed herein is based upon our interpretation of the Internal Revenue Code of 1986, as amended (the "Code"), income tax regulations thereunder, court decisions, rulings and procedures issued by the Internal Revenue Service (the "Service") and other authorities that we deemed relevant, in each case as of the date of this letter. Should there be any change, including any change having retroactive effect, in any of such authorities, the opinion expressed herein would necessarily have to be reevaluated in light of such change. The Service has indicated that regulations will be issued for certain "inversion" transactions, occurring after September 21, 1994, which depending on the scope and content of those regulations, could require Christiana and/or its shareholders to recognize gain or income as a result of the Merger (see Notice 94-93, 1994-2 C.B. 563). Our opinion is as of the date hereof and we have no responsibility to update our opinion for changes in applicable law or other authorities occurring after its date of issuance.

We have not considered any non-income tax consequences, or any state, local, foreign, or other income tax (other than federal income tax) consequences, and therefore we express no opinion regarding the treatment that would be accorded the Merger for such purposes. We also express no opinion on non-tax issues, such as corporate law or securities law matters. The opinion does not address the tax consequences of the Merger to a Christiana shareholder that has a special status, including insurance companies; tax-exempt entities; financial institutions or broker-dealers; foreign corporations; estates and trusts not subject to U.S. federal income tax on their income regardless of source; persons who are not citizens or residents of the United States; and persons who acquired their Christiana common stock as a result of the exercise of an employee stock option, pursuant to an employee stock purchase plan, or otherwise as compensation.

Further, our opinion does not address the potential tax ramifications to Christiana, EVI and their affiliates or shareholders of any transaction other than the Merger.

This opinion is not binding on the Service, and there can be no assurance that the Service will not take positions contrary to the opinion expressed herein.

Certain Federal Income Tax Consequences of the  Merger

Our opinions are limited to the federal income tax consequences of the Merger that we believe are material to Christiana, the Christiana common shareholders, Sub and EVI. In our opinion:
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Board of Directors
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July 13, 1998





1. The Merger of Sub with and into Christiana, with Christiana being the surviving corporation in the Merger, will constitute a reorganization pursuant to Code Section 368(a)(1)(A) and Code Section 368(a)(2)(E).

2. Under Code Section 368(b), Christiana, EVI and Sub will be parties to the reorganization.

3. Neither EVI nor Sub will recognize any gain or loss as a result of the Merger. Code Section 354(a)(1).

4. No gain or loss will be recognized by Christiana on the consummation of the Merger.

5. The holders of Christiana common stock will recognize no gain or loss as a result of the receipt of EVI voting common stock in exchange for their Christiana common stock in the Merger pursuant to Code Section 354(a)(1). The holders of Christiana common stock will recognize gain to the extent of the cash and the fair market value of the contingent cash payment received in exchange for the Christiana common stock. Provided that such gain is properly characterized as gain from a sale or exchange and not as a dividend, the gain recognized will not exceed the gain realized on the transaction. Code Section 354(a)(1) and Code Section 356(a)(1). The gain recognized by the holders of Christiana common stock, as determined under Code Section 356(a)(1), will be capital gain provided the Christiana stock exchanged would constitute a capital asset in the hands of the exchanging shareholder and the hypothetical redemption of stock is not essentially equivalent to a dividend. Code Section 302(b)(1) and Commissioner v. Clark, 489 U.S. 726 (1989).

6. The contingent cash payment should be a deferred payment subject to the rules of Code Section 483. As such, the contingent cash payment will have an imputed interest component determined under the rules of Treas. Reg.
    Section 1.1275-4(c). Upon receipt of the contingent cash payment, gain or loss will be computed as the difference between (i) the amount of contingent cash payment received and (ii) the sum of the fair market value of the contingent cash payment on the date of the Merger and the amount of imputed interest. Treas. Reg. Section 1.1275-4(c)(5). The resulting gain or loss will be capital gain or loss provided the Christiana stock exchanged would constitute a capital asset in the hands of the exchanging shareholder. The imputed interest component will be ordinary income.

7. Under Code Section 358(a)(1), the tax basis of the shares of the EVI voting common stock received by the Christiana shareholders in the Merger will be the same as the basis of the shares of Christiana common stock surrendered in exchange therefore, decreased by the amount of cash and the fair market value of the contingent cash payment received by the holder of Christiana stock, and increased by gain recognized in the transaction.

8. Under Code Section 1223(1), the holding period of the EVI voting common stock received by each holder of Christiana common stock will include the holding period of the Christiana
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Board of Directors
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July 13, 1998




    common stock held by such holder, provided that such Christiana stock is a capital asset in the hands of such holder on the date of the Merger.

This opinion is solely for the benefit of Christiana, the Christiana shareholders, Sub and EVI and is not intended to be relied upon by any other party. Except to the extent expressly permitted hereby, and without the prior written consent of this firm, this letter may not be quoted in whole or in part, or otherwise referred to in any documents or delivered to any person or entity. Any such authorized other party receiving a copy of this letter must consult and rely upon the advice of their own counsel, accountant or other advisor.

We hereby consent to the filing of this opinion as an exhibit to the Form S-4 Registration/Proxy Statement and to the reference to us in such document.

Very truly yours,

/s/ ARTHUR ANDERSEN LLP

ARTHUR ANDERSEN LLP




Attachments
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EXHIBIT A

LISTING OF DOCUMENTS


1. Agreement and Plan of Merger, among Christiana Companies, Inc., EVI, Inc. and Christiana Acquisition Inc., dated December 12, 1997, as amended.

2. Form S-4 Registration Statement/Proxy Statement, dated July 8, 1998, including any exhibits and amendments thereto.